UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MENLO THERAPEUTICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MENLO THERAPEUTICS INC.

200 Cardinal Way, 2nd Floor

Redwood City, California 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 25, 2019

To the Stockholders of Menlo Therapeutics Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Menlo Therapeutics Inc., a Delaware corporation (the “Company”), will be held on June 25, 2019, at 1:00 p.m. local time, at 200 Cardinal Way, 2nd floor, Redwood City, California 94063, for the following purposes:

1.	To elect two Class I directors to hold office until the 2022 annual meeting of stockholders or until their successors are elected;
2.

To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of Mayer Hoffman McCann P.C., as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on April 26, 2019 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; and FOR the ratification of the appointment of Mayer Hoffman McCann P.C., as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ STEVEN L. BASTA
Steven L. Basta
President and Chief Executive Officer

Redwood City, California

May 10, 2019

MENLO THERAPEUTICS INC.

200 Cardinal Way, 2nd Floor

Redwood City, California 94063

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

JUNE 25, 2019

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Menlo Therapeutics Inc. (referred to herein as the “Company”, “Menlo”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 25, 2019, at 1:00 p.m. local time, at 200 Cardinal Way, 2nd Floor, Redwood City, California 94063.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.
•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of April 26, 2019 (the “Record Date”) for the first time on or about May 10, 2019. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Financial Information” section of our website at http://ir.menlotherapeutics.com.

The only outstanding voting securities of Menlo are shares of common stock, $0.0001 par value per share (the “common stock”), of which there were 23,935,766 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card were first made available for access by our stockholders on or about May 10, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 23,935,766 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on two proposals:

•	Proposal 1—the election of two Class I directors to hold office until our 2022 annual meeting of stockholders; and
•

Proposal 2—the ratification of the selection, by the Audit Committee of our Board, of Mayer Hoffman McCann P.C., as our independent registered public accounting firm for the year ending December 31, 2019.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.
•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•

To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.
•	To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

American Stock Transfer Trust Company (“AST”) has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Election. If you are a stockholder of record, your executed Proxy Card is returned directly to AST for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to AST on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” votes for all proposals and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. In addition, with respect to Proposal 1, the election of directors, the Inspector of Election will count the number of “Withheld” votes and broker non-votes received. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of Mayer Hoffman McCann P.C., as our independent registered public accounting firm for the year ending December 31, 2019 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the two nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast affirmatively or negatively (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted as follows:

•	“For” the election of each of the two nominees for director; and
•	“For” the ratification of the appointment of Mayer Hoffman McCann P.C., as our independent registered public accounting firm.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.
•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 200 Cardinal Way, 2nd floor, Redwood City, California 94063.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 14, 2019, to our Corporate Secretary at 200 Cardinal Way, 2nd floor, Redwood City, California 94063; provided that if the date of the annual meeting is more than 30 days from June 25, 2020, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between February 26, 2020 and March 27, 2020; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after June 25, 2020, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person, or by remote communication, if applicable, or represented by proxy at the Annual Meeting. On the Record Date, there were 23,935,766 shares outstanding and entitled to vote. Accordingly, 11,967,884 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions will be counted toward the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person, or by remote communication, if applicable, or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of: (1) (a) December 31, 2023, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Directions to Annual Meeting

Directions to our Annual Meeting, to be held at 200 Cardinal Way, 2nd floor, Redwood City, California 94063, are available at: http://www.menlotherapeutics.com/contact/.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of seven seated directors, divided into the three following classes:

•	Class I directors: Aaron Royston, M.D. and Elisabeth Sandoval, whose current terms will expire at the Annual Meeting;
•	Class II directors: Ted Ebel and Paul Berns, whose current terms will expire at the annual meeting of stockholders to be held in 2020; and
•	Class III directors: Steven Basta, David McGirr and Scott Whitcup, M.D., whose current terms will expire at the annual meeting of stockholders to be held in 2021.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Mr. Royston and Ms. Sandoval have been nominated to serve as Class I directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of April 26, 2019 and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the Annual Meeting
Aaron Royston, M.D. (3)	34	Director	2017
Elisabeth Sandoval(2)(4)	57	Director	2019
Class II Directors whose terms expire at 2020 Annual Meeting of Stockholders
Paul Berns (1)(3)	52	Director	2017
Ted Ebel (1)(2)	49	Director	2014
Class III Directors whose terms expire at the 2021 Annual Meeting of Stockholders
Steven Basta	53	President, Chief Executive Officer and Director	2015
David McGirr(1)(2)	64	Director	2016
Scott Whitcup(3)	59	Director	2015

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Ms. Sandoval was appointed as a Class I director in March 2019, simultaneous with the resignation of Dr. Albert Cha as a Class I member of our board of directors.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders

Aaron Royston, M.D. has served as a member of our board of directors since July 2017. Dr. Royston has served as a Partner at venBio, a life sciences investment firm, which he joined in November 2015. Prior to joining venBio, Dr. Royston worked for Vivo Capital, a global life sciences investment firm from July 2014 to October 2015. Previously, he worked at Bain & Company from July 2013 to July 2014, where he advised biotechnology companies on a broad range of strategic and operational issues. Earlier in his career, Dr. Royston coordinated clinical research at Mount Sinai Medical Center, where his research has been published and presented in multiple medical journals and conferences. Dr. Royston received his B.S. in biological sciences from Duke University, and his M.D. and M.B.A. degrees from the University of Pennsylvania. In 2011, Dr. Royston was recognized by the Obama Administration as a Champion of Change for his work in technology and innovation. We believe that Dr. Royston is qualified to serve on our board of directors due to his clinical and biotechnology industry experience.

Elisabeth Sandoval has served as a member of our Board since March 2019. Ms. Sandoval currently serves as a consultant to the pharmaceutical industry. From September 2016 to April 2019, Ms. Sandoval served as the Chief Commercial Officer and Executive Vice President of Corporate Strategy of Alder Biopharmaceuticals, a public biopharmaceutical company, with primary responsibility for leading and developing commercial strategy, capabilities and execution. Ms. Sandoval was also responsible for developing and leading medical affairs, investor relations, corporate communications and business development functions. Before joining Alder, Ms. Sandoval was Chief Commercial Officer for Kythera Biopharmaceuticals, a public biopharmaceutical company, where she led the commercial strategy and execution including the hiring and development of all commercial functions and launch of a first-in-class product prior to Kythera’s acquisition by Allergan. Before Kythera, Ms. Sandoval was Vice President of Marketing for Bausch and Lomb Surgical. Prior to this position, Ms. Sandoval was Vice President of Global

Marketing at Allergan. Ms. Sandoval also serves on the board of directors for Alastin Skincare, a privately held company. Ms. Sandoval began her career in research and development at Johnson & Johnson’s Ethicon division. She holds an MBA from Pepperdine University and a B.S. in Biology from the University of California, Irvine. We believe that Ms. Sandoval is qualified to serve on our board of directors because of her background working in the dermatology industry and her experience in strategic planning, business transactions, sales operations and executive leadership.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES

Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

Paul Berns has served as a member of our board of directors since November 2017. Mr. Berns has been a consultant to the pharmaceutical industry since July 2016, as well as from August 2012 to March 2014 and from July 2005 to March 2006. From March 2014 to June 2016, Mr. Berns served as President and Chief Executive Officer at Anacor Pharmaceuticals, Inc. a biopharmaceutical company, which was acquired by Pfizer Inc. in 2016. Previously, Mr. Berns served as President and Chief Executive Officer of Allos Therapeutics, Inc., a biopharmaceutical company, from March 2006 to September 2012, when it was acquired by Spectrum Pharmaceuticals, Inc. Mr. Berns was President and Chief Executive Officer of Bone Care International, Inc., a specialty pharmaceutical company, from June 2002 to July 2005, when it was acquired by Genzyme Corporation. Prior to that, Mr. Berns was Vice President and General Manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories from 2001 to 2002, and from 2000 to 2001, he served as Vice President, Marketing of BASF Pharmaceuticals/Knoll, when it was acquired by Abbott Laboratories in 2001. Earlier in his career, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company from 1990 to 2000. Mr. Berns is currently a board member of the privately held company, MC2 Therapeutics (since May 2017), and the publicly held companies, Jazz Pharmaceuticals, PLC (since April 2010) and Unity Biotechnology, Inc. (since March 2018). Mr. Berns previously served on the boards of Anacor Pharmaceuticals, Inc. (from June 2012 to June 2016), XenoPort, Inc. (from November 2005 to May 2016), Allos Therapeutics, Inc. (from March 2006 to September 2012) and Bone Care International, Inc. (from June 2002 to July 2005). Mr. Berns received his B.S. in Economics from the University of Wisconsin. We believe that Mr. Berns is qualified to serve on our board of directors because of his extensive experience in the biopharmaceutical industry and his service as a director of a number of public pharmaceutical companies

Ted Ebel has served as a member of our board of directors since March 2014. Mr. Ebel has served as Chief Business Officer at Colorescience since March 2013. Prior to that, he was Senior Vice President of Corporate Development for SkinMedica, Inc. from March 2006 to December 2012, having responsibility for mergers and acquisitions, licensing, intellectual property management, market research and establishing the company’s international operations. Previously, Mr. Ebel served as the Executive Director of Corporate Development at CancerVax Corporation, a biotechnology company focused on cancer immunotherapy, and as the Vice President of Strategic Ventures for MP3.com, a publicly traded internet and entertainment company. In addition, Mr. Ebel held positions in marketing and corporate development at Amgen, Inc. and began his career as a consultant in the health care practice of the management consulting firm Arthur D. Little. Mr. Ebel earned an A.B., Magna Cum Laude from Duke University and his M.B.A. from the Wharton School at the University of Pennsylvania. We believe that Mr. Ebel is qualified to serve on our board of directors because of his background working in the dermatology industry and his experience in strategic planning, business transactions, sales operations and executive leadership.

Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders

Steve Basta  has served as our President and Chief Executive Officer and member of our board of directors since September 2015. From October 2011 until August 2015, Mr. Basta served as Chief Executive Officer of AlterG, a privately held medical device company. From November 2002 to February 2010, Mr. Basta served as Chief Executive Officer of BioForm Medical, a publicly listed medical aesthetics company acquired by Merz, and from February 2010 to September 2011 served as Chief Executive Officer of Merz Aesthetics, the successor to BioForm Medical. Mr. Basta is currently a board member of the publicly listed company, Viveve Medical (since September 2018) and serves as Chairman of the Board of Viveve (since January 2019). Mr. Basta previously served on the board of Carbylan from September 2009 to November 2016. Mr. Basta served on the board of RF Surgical (acquired by Medtronic) from December 2013 to August 2015. Mr. Basta received a B.A. from The Johns Hopkins University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. We believe Mr. Basta is qualified to serve as our President and Chief Executive Officer and on our board of directors because of his extensive experience in leadership and management roles at various life sciences companies.

David McGirr has served as a member of our board of directors since November 2017. From March 2013 until June 2014, Mr. McGirr was Senior Advisor to the Chief Executive Officer of Cubist Pharmaceuticals, Inc., a biopharmaceutical company, where he also served as Senior Vice President and Chief Financial Officer from November 2002 to March 2013. Prior to that, Mr. McGirr was the President and Chief Operating Officer of hippo inc., a venture-financed internet technology company, where Mr. McGirr also served as a member of its board of directors from 1999 to 2003. Previously, Mr. McGirr was the President of GAB Robins North America, Inc., a risk management company, serving also as Chief Executive Officer from 1997 to 1999. Prior to that, Mr. McGirr was a private equity investor from 1995 to 1996. Earlier in his career, Mr. McGirr served in various positions within the S.G. Warburg Group from 1978 to 1995, ultimately as Chief Financial Officer, Chief Administrative Officer and Managing Director of S.G. Warburg & Co., Inc., a position held from 1992 to 1995. Mr. McGirr is currently a board member of the following publicly listed companies: X4 Pharmaceuticals (formerly Arsanis) since September 2017, Insmed Incorporated (since October 2013), Rhythm Pharmaceuticals, Inc. (since November 2015) and Roka Bioscience, Inc. (from December 2013 to January 2018) and previously served on the boards of LifeCell Corporation (from November 2007 to June 2008), Relypsa, Inc. (from November 2012 to September 2016) and Mr. McGirr received his B.Sc. in Civil Engineering from the University of Glasgow and his M.B.A. from The Wharton School at the University of Pennsylvania. We believe that Mr. McGirr is qualified to serve on our board of directors because of his experience as an executive officer or director of a number of public and private pharmaceutical companies.

Scott Whitcup, M.D. has served as a member of our board of directors since February 2016. Dr. Whitcup is founder and Chief Executive Officer of Akrivista and Whitecap Biosciences, two companies focused on the development and commercialization of novel therapies in ophthalmology and dermatology. Previously, Dr. Whitcup held various research and development roles from 2000 to 2015 at Allergan, including serving as Executive Vice President, Research and Development and Chief Scientific Officer, where he led the discovery and global development of both pharmaceutical products and medical devices in therapeutic areas including ophthalmology, CNS, urology, dermatology, medical aesthetics and surgical obesity. Before Allergan, Dr. Whitcup was the Clinical Director at the National Eye Institute at the NIH, and Chaired the NIH Medical Executive Committee. Dr. Whitcup holds a B.A. in Neurobiology and Behavior from Cornell University and an M.D. from Cornell University Medical College. Dr. Whitcup has completed a residency in Internal Medicine at UCLA, a residency in Ophthalmology at Harvard Medical School‑Massachusetts Eye & Ear Infirmary and a fellowship in Uveitis and Ocular Immunology at the National Eye Institute, National Institutes of Health. He is a Diplomate of both the American Board of Internal Medicine and the American Board of Ophthalmology, a licensed M.D. in California and is on the Clinical Faculty of the Department of Ophthalmology, at the Jules Stein Eye Institute, David Geffen School of Medicine at the University of California at Los Angeles. Dr. Whitcup has published more than 250 scientific articles and co‑authored a leading textbook on uveitis and ocular immunology. Dr. Whitcup currently serves on the board of Nightstar Therapeutics and previously served on the board of Avanir Pharmaceutical, a publicly listed company, from November 2005 to January 2014 and Semnar Pharmaceutical from November 2013 to March 2019. We believe that Dr. Whitcup is qualified to serve on our board of directors due to his clinical development expertise, medical and scientific expertise and his leadership experience with life sciences companies.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has engaged Mayer Hoffman McCann P.C. (“Mayer Hoffman McCann”), as our independent registered public accounting firm for the year ending December 31, 2019, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Mayer Hoffman McCann has audited our financial statements for each of our fiscal years since the fiscal year ended December 31, 2014. Representatives of Mayer Hoffman McCann are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Mayer Hoffman McCann as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Mayer Hoffman McCann to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Mayer Hoffman McCann. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to Mayer Hoffman McCann during the years ended December 31, 2018 and 2017. The Audit Committee approved all of the fees described below incurred since our initial public offering in January 2018.

	Year Ended December 31,
	2018	2017
	(In thousands)
Audit Fees(1)	$241,799	$324,865
Total Fees	$241,799	$324,865

(1)

Audit fees of Mayer Hoffman McCann for the years ending December 31, 2018 and 2017 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements, and services associated with our initial public offering, which we completed in January 2018.

Pre-Approval Policies and Procedures

The Audit Committee or a delegate of the Audit Committee pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available at http://ir.menlotherapeutics.com/index.php/governance/documents-charters.

The Audit Committee approved all of the audit, audit-related, tax and other services provided by Mayer Hoffman McCann for 2018 and 2017, in each case, the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Menlo Therapeutics under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our board of directors. The audit committee’s functions are more fully described in its charter, which is available on our website at http://ir.menlotherapeutics.com/governance/documents-charters. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Menlo Therapeutics’ audited financial statements as of and for the year ended December 31, 2018.

The audit committee has discussed with Mayer Hoffman McCann P.C., the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding “Communications with Audit Committees.” In addition, the audit committee discussed with Mayer Hoffman McCann P.C. their independence and received from Mayer Hoffman McCann P.C. the written disclosures and the letter required by applicable requirements of the PCAOB. Finally, the audit committee discussed with Mayer Hoffman McCann P.C., with and without management present, the scope and results of Mayer Hoffman McCann P.C.’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC. The audit committee also has selected Mayer Hoffman McCann P.C.as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and is seeking ratification of such selection by the stockholders.

Audit Committee

David McGirr, Chair

Paul Berns

Ted Ebel

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has documented our governance practices in our corporate governance guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The corporate governance guidelines set forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications and evaluation of the board and committees. The corporate governance guidelines and the charter for each committee of the board of directors may be viewed at http://ir.menlotherapeutics.com/index.php/governance/documents-charters.

Independence of Board of Directors and its Committees

Under the rules of the Nasdaq Stock Market LLC, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the closing of our initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. We currently satisfy the audit committee independence requirements of Rule 10A-3. Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that all of our directors, except for Mr. Basta, are “independent directors” as defined under the applicable rules and regulations of the SEC, and the listing requirements and rules of Nasdaq.

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to designate the position of Chairman of the board of directors, and if so, to combine or separate the positions of Chairman of the board of directors and Chief Executive Officer, or to implement a lead director in accordance with its determination that utilizing a particular structure would be in the best interests of our company.

Our board of directors has concluded that our current leadership structure, which does not include a board Chairman or lead director, is appropriate at this time. Our board of directors periodically reviews our leadership structure and may make changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day‑to‑day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Meetings of the Board of Directors

The board of directors met five times during the fiscal year ended December 31, 2018. The audit committee met five times, the compensation committee met five times and the nominating and corporate governance committee met two times. Each member of the board of directors, attended at least 75% of the aggregate number of meetings of our board of directors. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Committees of the Board of Directors

Our board of directors has the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

Name	Audit	Compensation	Nominating and Corporate Governance
Steven Basta	—	—	—
Paul Berns	X	—	X
Ted Ebel	X	X(1)	—
David McGirr	X(1)	X	—
Aaron Royston, M.D.	—	—	X
Elisabeth Sandoval(2)	—	X	—
Scott Whitcup, M.D.	—	—	X(1)
Total meetings in 2018	5	5	2

(1)	Committee Chairperson
(2)	Ms. Sandoval was appointed to the compensation committee in March 2019, simultaneous with the resignation of Dr. Albert Cha from our board of directors and from the compensation committee.

Below is a description of each committee of the board of directors.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;
•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•	determines the engagement of the independent registered public accounting firm;
•	reviews and approves the scope of the annual audit and the audit fee;
•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non‑audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and
•	reviews the audit committee charter and the committee’s performance at least annually.

The current members of our audit committee are Messrs. McGirr, Berns and Ebel, with Mr. McGirr serving as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market LLC. Our board of directors has determined that Mr. McGirr is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the Nasdaq Stock Market LLC. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. However, so long as at least one member of the audit committee satisfies the heightened audit committee independence standards on the date of the effectiveness of the registration statement, a majority of members of the audit committee may be exempt from the heightened audit committee independence standards for 90 days from such date and a minority of members of the audit committee may be exempt from the heightened audit committee independence standards for one year from such date. Our board of directors has determined that Messrs. McGirr, Berns and Ebel are independent under the applicable rules of the SEC and the Nasdaq Stock Market LLC.

The audit committee operates under a written charter that satisfies the applicable standards of the rules of the SEC and the Nasdaq Stock Market LLC. A copy of the audit committee charter is available to security holders on our website at http://ir.menlotherapeutics.com/governance/documents-charters.

Compensation Committee

Our compensation committee oversees policies and makes determinations relating to compensation and benefits of our current and prospective officers, directors and employees. The compensation committee periodically evaluates the performance of our company, and where appropriate, our officers, in light of the goals and objectives it has established, and determines and approves, or may recommend to the board of directors to approve, the bonus award, if any, payable to these officers. The compensation committee may establish compensation and make bonus awards to our chief executive officer directly or may make recommendations to the board of directors regarding compensation and bonus awards payable to our chief executive officer. Our compensation committee also reviews director compensation and makes recommendations to the board of directors regarding director compensation. The compensation committee also reviews and approves or makes recommendations to our board of directors regarding the issuance of stock options and other awards under our stock plans. The compensation committee will periodically review and evaluate the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The current members of our compensation committee are Messrs. Ebel and McGirr and Ms. Sandoval, with Mr. Ebel serving as the chairperson of the committee. Our board of directors has determined that each of Messrs. Ebel and McGirr and Ms. Sandoval is independent under the applicable rules and regulations of the Nasdaq Stock Market LLC, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m).

Our executive officers submit proposals to the board and the compensation committee regarding our executive compensation. Our Chief Executive Officer also annually reviews the performance of each executive officer and makes recommendations regarding their compensation. The compensation committee considers those recommendations in determining base salaries, adjustments to base salaries, annual cash bonus program targets and awards and equity awards, if any, for the executive officers and other members of senior management.

In 2018, the compensation committee retained the services of Compensia to advise the committee on compensation adjustments for the 2018 calendar year.  The committee determined that no additional review was required by Compensia for 2019 adjustments due to the proximity to the 2018 review. The compensation committee has evaluated the independence of its outside advisors, including outside compensation advisor and legal counsel, considering the independence factors specified in the listing requirements of  Nasdaq and concluded their work for the compensation committee does not raise any conflicts of interest.

The compensation committee operates under a written charter that satisfies the applicable standards of the rules of the SEC and the Nasdaq Stock Market LLC. A copy of the compensation committee charter is available to security holders on our website at http://ir.menlotherapeutics.com/governance/documents-charters.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The current members of our nominating and corporate governance committee are Drs. Royston and Whitcup and Mr. Berns, with Dr. Whitcup serving as the chairperson of the committee. Our board of directors has determined that each of Drs. Royston and Whitcup and Mr. Berns is an independent director under the applicable rules and regulations of the Nasdaq Stock Market LLC relating to nominating and corporate governance committee independence.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market LLC.  A copy of the nominating and corporate governance committee charter is available to security holders on our website at http://ir.menlotherapeutics.com/governance/documents-charters.

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•	personal and professional integrity;
•	ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in the pharmaceutical industry;
•	experience as a board member or executive officer of another publicly held company;
•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
•	conflicts of interest; and
•	practical and mature business judgment.

Currently, our nominating and corporate governance committee and board of directors evaluate each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.  The nominating and corporate governance committee will consider individuals who are properly proposed by stockholders to serve on the board of directors in accordance with laws and regulations established by the SEC and the Nasdaq listing requirements, our bylaws and applicable corporate law, and make recommendations to the board of directors regarding such individuals based on the established criteria for members of our board of directors. The nominating and corporate governance committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations.

For a stockholder to make any nomination for election to the board at an annual meeting, the stockholder must provide us with notice, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of our common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our corporate secretary, at 200 Cardinal Way, 2nd floor, Redwood City, California 94063.

Ms. Sandoval, who was first appointed to our board of directors in March 2019, has been recommended as a nominee for the board of directors by the nominating and corporate governance committee (which consists exclusively of non-management directors).

Stockholder Communications with the Board of Directors

The board of directors will consider any written or electronic communication from our stockholders to the board, a committee of the board or any individual director. Any stockholder who wishes to communicate to the board of directors, a committee of the board or any individual director should submit written or electronic communications to our secretary at our principal executive offices, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our secretary to the board of directors, a committee of the board or an individual director, as appropriate, on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The board of directors, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our secretary.

LEGAL PROCEEDINGS

On November 8, 2018 and January 28, 2019, two purported class actions were filed in the Superior Court of California, San Mateo County, against the Company and certain of our officers and directors. The actions are entitled Silvestrov v. Menlo Therapeutics Inc., et al., and McKay v. Menlo Therapeutics Inc., et al. The underwriters for our initial public offering were also named as defendants in these lawsuits. The complaints contain identical allegations against the same defendants. Both complaints allege that the Registration Statement and prospectus for our initial public offering contained false and misleading statements in violation of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933. The complaints seek, among other things, an award of damages in an amount to be proven at trial, along with reimbursement of reasonable costs and expenses, including attorneys’ fees and expert fees. The McKay action has been consolidated with the Silvestrov action and the defendants have been relieved of any obligation to respond to the McKay complaint.

These complaints allege violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 due to allegedly false and misleading statements in connection with our initial public offering. We believe the lawsuits are without merit and we intend to vigorously defend ourselves.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2018 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Sales and Purchases of Securities

Participation in our IPO

In connection with our IPO, certain of our existing institutional investors, including investors affiliated with certain of our directors, purchased an aggregate of 1,684,118 shares of our common stock at the initial public offering price and on the same terms as the other purchasers in our IPO. The following table summarizes common stock purchased by members of our board of directors and entities who held more than 5% of our outstanding capital stock at the time of the purchase.

Name	Number of Purchased Shares	Aggregate Purchase Price
Vivo Capital LLC(1)	294,118	$5,000,006
Remeditex Ventures LLC	100,000	$1,700,000
venBio Partners, LLC	265,000	$4,505,000

Relationship with Former Board Member

David Collier, M.D., a former member of our board of directors, entered into a consulting agreement with us in 2016, pursuant to which Dr. Collier provides certain advisory and support services in exchange for options to purchase 31,488 shares of our common stock, with an exercise price of $1.83 per share, subject to certain vesting requirements.

Director and Executive Officer Compensation

Please see “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see below “Executive Compensation—Narrative to Summary Compensation Table and Outstanding Equity Awards at Fiscal Year End.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into or intend to enter into indemnification agreements with each of our directors and executive officers. These agreements require us to, among other things, indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

Investors’ Rights Agreements

We entered into a second amended and restated investors’ rights agreement with the purchasers of our outstanding preferred stock (which converted to common stock in our IPO), including entities with which certain of our directors are affiliated. As of December 31, 2018, the holders of approximately 5.5 million shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. The investor rights agreement also provided for a right of first offer in favor of certain holders of preferred stock with regard to certain issuances of our securities. The right of first offer terminated upon completion of our January 2018 IPO.

Voting Agreement

We were party to an amended and restated voting agreement with certain holders of our common stock and convertible preferred stock until the consummation of our IPO in January 2018. The amended and restated voting agreement provided for certain voting rights for members of our board of directors in favor of certain holders of convertible preferred stock. This agreement terminated upon the consummation of our IPO.

Right of First Refusal and Co-Sale Agreement

We were party to an amended and restated right of first refusal and co-sale agreement with certain holders of our common stock and convertible preferred stock until the consummation of our IPO in January 2018. The amended and restated right of first refusal and co-sale agreement provided for, among other things, rights of first refusal and co-sale relating to the shares of our common stock held by the parties thereto. This agreement terminated upon the consummation of our IPO.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy effective in January 2018, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S‑K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee will be tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

DIRECTOR COMPENSATION

Our board of directors has adopted the following compensation policy that is applicable to all of our non-employee directors:

•

Initial Equity Grants. Each non-employee director who joins the board receives an option to purchase shares of our common stock, subject to the option vesting in three equal installments on each anniversary of the director’s service and subject to continued service, as follows: if our stock price is less than or equal to $8.00 per share on the date of grant, the director receives a grant in the amount of 45,000 shares; if our stock price is greater than $8.00 per share on the date of grant, the director receives a grant of a number of shares having a Black-Scholes value of $180,000.

•

Annual Retainers. At each annual meeting of stockholders, each non-employee director who has served in such capacity for at least six months will receive an additional retainer for service on the board consisting of an option to purchase common stock, with the shares subject to the option vesting one year after the grant date, subject to continued service, as follows:  if our stock price is less than or equal to $8.00 per share on the date of grant, the director receives a grant in the amount of 22,500 shares; if our stock price is greater than $8.00 per share on the date of grant, the director receives a grant of a number of shares having a Black-Scholes value of $90,000.

In addition, each of our non-employee directors will receive an annual cash retainer of $40,000, and our non-employee directors will also receive annual cash compensation for service as chair of our board of directors or as lead independent director, if such positions are appointed, or as a member or chair of committees of our board of directors, as set forth in the table below:

Additional annual retainer fees for service as Chair of the Board*		$40,000
Additional annual retainer fees for service as Lead Independent Director*		$25,000
Additional annual retainer fees for service as a member or chair of (with chair fees inclusive of fees for service as a member):	Member	Chair
Audit Committee	$8,000	$16,000
Compensation Committee	$6,000	$12,000
Nominating and Corporate Governance Committee	$4,000	$8,000

*If appointed.

The exercise price per share of each option granted under this policy will be equal to the per share fair market value of our stock on the date of grant. Each such option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s service with us. In the event of a change of control transaction, any unvested portion of an equity award granted under this policy will fully vest and become exercisable immediately prior to the effective date of such transaction, subject to the non-employee director’s continuous service with us on the effective date of such transaction.  Cash retainers will be paid on a quarterly basis in arrears, pro-rated based on the days served in the applicable fiscal quarter. In addition, none of our non-employee directors shall in any event be permitted to receive cash and equity-based compensation (calculated based on grant date fair value) exceeding, in the aggregate, $500,000 in any calendar year.

We also reimburse all of our non-employee directors for all reasonable and customary business expenses in accordance with company policy.

Director Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2018 regarding the compensation awarded to, earned by or paid to our non‑employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Albert Cha, M.D., Ph.D.*	42,933	—	42,933
Paul Berns	52,230	—	52,230
Ted Ebel	57,290	—	57,290
David McGirr	61,563	—	61,563
Aaron Royston, M.D.	41,067	—	41,067
Scott Whitcup, M.D.	44,800	—	44,800

*Dr. Cha resigned from our board in March 2019 in connection with the appointment of Elisabeth Sandoval.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth all outstanding equity awards held by each of our non-employee directors as of December 31, 2018.

		Option Awards
Name	Vesting Commencement Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Paul Berns	11/30/2017	11,721	31,559	7.01	11/30/2027

Ted Ebel	8/6/2014	12,355	—	0.33	8/6/2024
	2/2/2016	12,866	5,298	1.83	2/2/2026
	8/24/2017	1,220	2,442	4.83	8/24/2027
	11/30/2017	2,463	6,634	7.01	11/30/2027

David McGirr	11/30/2017	11,721	31,559	7.01	11/30/2027

Scott Whitcup	2/2/2016	91,473	30,491	1.83	2/2/2026
	8/24/2017	4,878	9,757	4.83	8/24/2027

(1)

Except as otherwise noted, options and restricted stock grants vest and, if applicable, become exercisable as to 1/4th of the shares underlying the option or restricted stock grant on the first anniversary of the vesting commencement date and as to 1/48th of the shares underlying the option or restricted stock grant on each monthly anniversary of the vesting commencement date thereafter, subject to the holder continuing to provide services to us through such vesting date.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, directors and key employees as of April 26, 2019:

Name	Age	Position(s)
Steven Basta	53	President, Chief Executive Officer and Director
Kristine Ball	47	Senior Vice President, Corporate Strategy and Chief Financial Officer
Paul Kwon, M.D.	48	Chief Scientific Officer
Mary Spellman, M.D. (1)	57	Chief Medical Officer

(1)	On April 19, 2019, Dr. Spellman notified us of her decision to leave the company, effective May 31, 2019.

Steven Basta. For Mr. Basta’s business experience, see “Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders,” above.

Kristine Ball has served as our Senior Vice President, Corporate Strategy and Chief Financial Officer since September 2017. From November 2012 through October 2016, Ms. Ball served as Chief Financial Officer and Senior Vice President of Relypsa, Inc., a publicly-listed pharmaceutical company acquired by Galenica. Prior to Relypsa, Ms. Ball was an independent consultant from June 2011 to October 2012, advising start-up life science companies on various strategic and operational business matters. Prior to being a consultant, Ms. Ball was Senior Vice President of Finance and Administration and Chief Financial Officer of KAI Pharmaceuticals, Inc. (acquired by Amgen), a drug discovery company, from February 2005 to January 2011, where she was responsible for finance, administration and strategic planning and was involved in a venture capital financing, pharmaceutical partnerships and, as a consultant, KAI’s acquisition. Prior to KAI, Ms. Ball served as Vice President of Finance at Exelixis, Inc., a biotechnology company, from 2000 to 2005, where she was involved in four acquisitions and Exelixis’ initial public offering and other financings. Prior to Exelixis, Ms. Ball was a senior manager in Ernst & Young’s life sciences audit practice. Ms. Ball is currently a board member of the publicly listed company, Forty Seven (since February 2018). Ms. Ball holds a B.S. from Babson College.

Paul Kwon, M.D. has served as our Chief Scientific Officer since May 2018. Prior to that, he served as our Chief Medical Officer since January 2016. Dr. Kwon previously served as Chief Medical Officer at Nora Therapeutics, a biotechnology company focused on developing therapeutics to address significant unmet needs in reproductive medicine from November 2010 to November 2015. Prior to joining Nora Therapeutics, Dr. Kwon held numerous positions at Genentech, where he was most recently head of the non-oncology early clinical development group. Dr. Kwon was in clinical practice as a dermatologist from 2001 to 2003 and from 2009 to 2010 with the Permanente Medical Group in Northern California, where he served as a consultant for the Permanente Technology Group. Dr. Kwon served as Assistant Clinical Professor of Dermatology at the University of California at San Francisco from 2004 to 2014. Dr. Kwon earned his B.A. in Human Biology from Stanford University and an M.D. from the University of California at San Francisco. He is a diplomate of the American Board of Dermatology and a fellow of the American Academy of Dermatology.

Mary Spellman, M.D. has served as our Chief Medical Officer since May 2018. Prior to that she served as our Senior Vice President, Clinical Development since August 2017. Previously, Dr. Spellman was an independent consultant providing executive level medical, safety and development services to multiple life sciences companies, primarily supporting novel dermatology therapy and clinical development programs from August 2012 to August 2017. Prior to establishing her consulting practice, Dr. Spellman was Chief Medical Officer and Senior Vice President, Development at Revance Therapeutics, as well as Senior Director, Medical Research, Immunology at Biogen Idec, and Vice President, Dermatology Research at Connetics Corporation. Dr. Spellman is a board-certified dermatologist with over 30 years of clinical experience, including 20 years in the biopharmaceutical industry. Dr. Spellman received a BS, Honors in Biology from Loyola University of Chicago and earned her M.D. from the Medical College of Wisconsin. She is a diplomate of the American Board of Dermatology and a fellow of the American Academy of Dermatology.

EXECUTIVE COMPENSATION

The following is a discussion of compensation arrangements of our named executive officers, or NEOs. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our named executive officers for the year ended December 31, 2018 were:

•	Steven Basta, President and Chief Executive Officer;
•	Kristine Ball, Senior Vice President, Corporate Strategy and Chief Financial Officer; and
•	Mary Spellman, M.D., Chief Medical Officer

Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in the years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus($) (1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Steven Basta	2018	580,000	319,000	1,706,865	—	—	2,605,865
President and Chief Executive Officer	2017	555,900	83,400	376,667	—	—	1,015,967
Kristine Ball (3)	2018	400,000	160,000	705,478	—	—	1,265,478
Senior Vice President, Corporate Strategy and Chief Financial Officer	2017	118,030	53,200	825,066	—	—	996,296
Mary Spellman, M.D. (4)	2018	386,667	154,667	795,332	—	—	1,336,666
Chief Medical Officer	2017	139,583	42,200	444,592	—	—	626,375

(1)	Bonus represents discretionary amounts based on 2017 performance and paid in 2018 and discretionary amounts based on 2018 performance and paid during the first quarter of 2019.
(2)

The amounts reported in the option awards column represent the grant date fair value of the stock options granted to our named executive officers during 2017 and 2018 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the option awards column are set forth in Note 9 to the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our named executive officers from the options. Our named executive officers will only realize compensation at exercise to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(3)	Ms. Ball joined the Company in September 2017.
(4)	Dr. Spellman joined the Company in August 2017.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth all outstanding equity awards held by each of the named executive officers as of December 31, 2018.

			Option Awards				Stock Awards
Name	Vesting Commencement Date (1)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Steven Basta	9/1/2015	(2)	—	—	—	—	59,513	245,194	—	—
	11/30/2015	(3)	282,225	89,416	1.83	2/2/2026	—	—	—	—
	8/24/2017	(4)	28,303	56,606	4.83	8/24/2027	—	—	—	—
	5/3/2018	(4)	31,040	181,810	8.49	5/3/2028
	12/10/2018	(4)	—	141,900	5.51	12/10/2028

Kristine Ball	9/14/2017		54,100	119,023	4.83	9/14/2027	—	—	—	—
	5/3/2018	(4)	9,333	54,667	8.49	5/3/2028
	12/10/2018	(4)	—	96,000	5.51	12/10/2028

Mary Spellman, M.D.	8/24/2017		33,364	66,728	4.83	8/24/2027	—	—	—	—
	5/3/2018	(4)	11,666	68,334	8.49	5/3/2028
	12/10/2018	(4)	—	96,000	5.51	12/10/2028	—	—	—	—

(1)

Except as otherwise noted, options and restricted stock grants vest and, if applicable, become exercisable as to 1/4th of the shares underlying the option or restricted stock grant on the first anniversary of the vesting commencement date and as to 1/48th of the shares underlying the option or restricted stock grant on each monthly anniversary of the vesting commencement date thereafter, subject to the holder continuing to provide services to us through such vesting date.

(2)

Constitutes 317,405 shares of restricted stock that were issued upon exercise of an immediately exercisable stock option for $0.31 per share, of which 59,513 shares remain subject to repurchase by us at the original purchase price in the event Mr. Basta ceases to provide services to us prior to completion of vesting. The remaining shares of restricted stock vest in equal monthly installments through September 1, 2019.

(3)

Option award is exercisable immediately, subject to a repurchase right in favor of the Company which lapses as the option vests. Accordingly, the disclosure in the table above reflects the extent to which this stock option held by Mr. Basta was vested (as opposed to exercisable) as of December 31, 2018. Mr. Basta has exercised 18,535 of the options. This option award vests as to 1/48th of the shares underlying the award on each monthly anniversary of the vesting commencement date, subject to Mr. Basta continuing to provide services to us through such vesting date.

(4)

These option awards vest and, if applicable, become exercisable as to 1/48th of the shares underlying the award on each monthly anniversary of the vesting commencement date thereafter, subject to the holder continuing to provide services to us through such vesting date.

(5)	Amounts are calculated by multiplying the number of shares shown in the table by $4.12, the closing price per share as of December 31, 2018.

Narrative to Summary Compensation Table and Outstanding Equity Awards at Fiscal Year End

We have entered into agreements with each of our named executive officers in connection with his or her employment with us. These agreements set forth the terms and conditions of employment of each NEO, including base salary, initial equity award grants and standard employee benefit plan participation. Our board of directors or the compensation committee reviews each NEO’s base salary and other compensation from time to time to ensure compensation adequately reflects the NEO’s qualifications, experience, role and responsibilities.

2018 Salaries

For fiscal year 2018, Mr. Basta’s annual base salary was $580,000, Ms. Ball’s annual base salary was $400,000, and Dr. Spellman’s annual base salary was $386,667.

Terms and Conditions of 2018 Annual Bonuses

Each NEO’s target bonus opportunity is expressed as a percentage of base salary that can be achieved by meeting corporate objectives at a target level. Each of our NEO’s target bonus opportunity is set in their employment agreements, as amended with us. The 2018 annual bonus for Mr. Basta, Ms. Ball and Dr. Spellman were targeted at 55%, 40% and 40% of their respective base salaries.

For 2018, all of our NEOs were eligible to earn their annual bonuses pursuant to the achievement of certain performance goals. The performance goals for annual bonuses are reviewed and approved annually by the compensation committee of our board of directors and Mr. Basta’s annual bonus was reviewed and approved by the board of directors. Following a review of the corporate goals attained in 2018, the overall bonus funding was approved at 100% of the target for 2018, and each of our NEO’s annual bonus was paid at 100% of his or her target bonus amount. Thus, for fiscal year 2018, Mr. Basta’s bonus was $319,000, Ms. Ball’s bonus was $160,000 and Dr. Spellman’s bonus was $154,667.

2018 Equity Award Grants

All of our NEOs received options to purchase our common stock in fiscal year 2018. See the table above entitled “Outstanding Equity Awards at Fiscal Year End” regarding equity awards made in the past fiscal year to our NEOs.

In accordance with Mr. Basta’s option agreement and offer letter, on the date of a “Change in Control” transaction (as defined in the 2011 Stock Incentive and 2018 Omnibus Incentive Plans, or the “2011 and 2018 Plans.” respectively), vesting will accelerate with respect to 100% of the options and restricted stock that Mr. Basta holds immediately prior to the Change in Control transaction.

In accordance with our standard form option agreement and form option grant notice, (i) in connection with a Change in Control (as defined in the 2011 and 2018 Plans), each option granted to Ms. Ball and Dr. Spellman that is scheduled to vest and, if applicable, become exercisable, on or after the 12 month anniversary of such event (ignoring, for this purpose, any accelerated vesting provisions) shall instead vest and, if applicable, become exercisable on the date of such 12 month anniversary, subject to the absence of a Termination (as defined in the 2011 and 2018 Plans) with respect to Ms. Ball and Dr. Spellman and (ii) each option granted to Ms. Ball and Dr. Spellman vests as to 100% of the number of shares subject to such options upon an Change in Control if, in connection with or during the 12 month period following a Change in Control, either of them incurs a Termination of services as the result of (a) an involuntary termination by the Company without Cause (as defined in the 2011 and 2018 Plans) or (b) a voluntary termination of service by Ms. Ball and Dr. Spellman for Good Reason (as defined in the 2011 and 2018 Plans), in each case provided that Ms. Ball and Dr. Spellman execute a general release of claims in favor of us. Under Ms. Ball and Dr. Spellman’s employment agreements, vesting will also accelerate automatically for the remaining unvested shares upon the 1-year anniversary following a “change of control” transaction (as defined in the 2011 and 2018 Plans), subject to Ms. Ball and Dr. Spellman’s continued employment during that period.

Change in Control and Severance Provisions

Steven Basta. Under Mr. Basta’s employment agreement, in the event Mr. Basta’s employment with us is terminated without “cause” (as defined below) or he resigns from his employment for “good reason” (as defined below), and Mr. Basta executes and does not revoke a general release of claims in favor of us, then Mr. Basta will receive the following: (i) an amount equal to his base salary that would have been earned during the 12 months following the date of termination (the “CEO severance period”), payable in one lump sum; (ii) continued health benefits pursuant to COBRA for the CEO severance period and (iii) accelerated vesting with respect to the number of shares underlying any equity incentives or options that are subject to vesting and that would have otherwise vested during the CEO severance period.

In addition, upon a termination without “cause” or he resigns from his employment for “good reason” during the three months before and 12 month period following a Change in Control (as defined in the 2018 Omnibus Incentive Plan), Mr. Basta will receive a lump-sum payment in cash equal to: (i) eighteen months’ base salary and up to eighteen months’ annual bonus (pro-rated monthly for any partial year and measured at “target” achievement) and (ii) continued health benefits pursuant to COBRA for the CEO severance period. Payments of severance and Change in Control payments will commence on the 60th day following Mr. Basta’s termination date, provided that Mr. Basta has signed and not revoked a release of claims in favor of the Company.

For purposes of Mr. Basta’s employment agreement:

“cause” means if it has caused or is reasonably expected to result in material injury to the Company: (i) the executive’s gross negligence or willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy, which failure is not corrected within 30 days after the board of directors has given the executive written notice specifying the failure in reasonable detail, and he or she had an opportunity to address the board of directors with, at the executive’s option, counsel present; (ii) the executive’s intentional commission of any act of fraud, embezzlement or dishonesty against the Company or any other willful misconduct; (iii) the executive’s improper, unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) the executive’s willful breach of any material obligations under any written agreement or covenant with the Company, which failure is not corrected within 30 days after the board of directors has given the executive written notice specifying the failure in reasonable detail, and the executive has had an opportunity to address the board of directors with, at the executive’s option, counsel present.

“good reason” means the occurrence at any time of any of the following without the executive’s prior written consent: (i) removal from the current executive officer position held by such executive with respect to the Company resulting in a material diminution of the executive’s authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (ii) the assignment of duties or responsibilities materially inconsistent with those customarily associated with the position of such executive officer or a material diminution of the executive’s position, authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (iii) a material reduction in the executive’s base salary; (iv) any willful failure or willful breach by the Company of any of the material obligations of the executive’s employment agreement; or (v) a requirement that the executive relocate his principal place of business by more than 50 miles; provided that the executive will not be deemed to have good reason unless (a) the executive first provides the Company with written notice of the condition giving rise to good reason within 90 days of its initial occurrence, and (b) the Company fails to cure such condition within 30 days after receiving such written notice.

Kristine Ball and Mary Spellman. Under Ms. Ball’s and Dr. Spellman’s employment agreements, in the event Ms. Ball’s or Dr. Spellman’s employment with us is terminated without “cause” (as defined below) or resigns from employment for “good reason” (as defined below), and Ms. Ball or Dr. Spellman executes and does not revoke a general release of claims in favor of us, then Ms. Ball or Dr. Spellman will receive (i) an amount equal to nine months of base salary that would have been earned during the nine months following the date of termination (the “officer severance period”), payable in one lump sum; and (ii) continued health benefits pursuant to COBRA for the officer severance period.

In addition, upon a termination without “cause” or she resigns from her employment for “good reason” during the three months before and 12 month period following a Change in Control (as defined in the 2018 Omnibus Incentive Plan), Ms. Ball or Dr. Spellman will receive a lump-sum payment in cash equal to: (i) 12 months’ base salary and up to 12 months’ annual bonus (pro-rated monthly for any partial year and measured at “target” achievement) and (ii) continued health benefits pursuant to COBRA during the officer severance period. Cash severance benefits will commence on the 60th day following the date on which a general release of claims signed by Ms. Ball or Dr. Spellman in favor of the Company becomes irrevocable.

For purposes of Ms. Ball’s and Dr. Spellman’s employment agreement:

“cause” means (i) the executive’s gross negligence or willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) the executive’s intentional commission of any act of fraud, embezzlement or dishonesty against the Company or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) the executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) the executive’s willful breach of any obligations under any written agreement or covenant with the Company.

“good reason” means the occurrence at any time of any of the following without the executive’s prior written consent: (i) a material diminution of the executive’s authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (ii) the assignment of duties or responsibilities materially inconsistent with those customarily associated with the position of such executive officer or a material diminution of the executive’s position, authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (iii) a material reduction in the executive’s base salary; (iv) any willful failure or willful breach by the Company of any of the material obligations of the executive’s employment agreement; or (v) a requirement that the executive relocate executive’s principal place of business by more than 50 miles; provided that the executive will not be deemed to have good reason unless (a) the executive first provides the Company with written notice  of the condition giving rise to good reason within 90 days of its initial occurrence, and (b) the Company fails to cure such condition within 30 days after receiving such written notice.

On April 19, 2019, Dr. Spellman notified us of her decision to leave the Company, effective May 31, 2019.

Terms and Conditions of 401(k) Plan

We participate in a tax‑qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Internal Revenue Code (the “Code”) limits. Employees’ pre‑tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax‑qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Employee Benefits and Perquisites

All of our full‑time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short‑term and long‑term disability insurance and life insurance. We do not provide our NEOs with perquisites or other personal benefits, other than the retirement, health and welfare benefits that apply uniformly to all of our employees.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of April 15, 2019, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after April 15, 2019 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 23,928,779 shares of our common stock outstanding as of April 15, 2019. Shares of our common stock that a person has the right to acquire within 60 days after April 15, 2019 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Menlo Therapeutics Inc., 200 Cardinal Way, 2nd Floor, Redwood City, California 94063

Name of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership	Percent of Class
5% and Greater Stockholders:
Funds Affiliated with Vivo Capital(1)	4,011,236	16.8%
Remeditex Ventures, LLC(2)	2,761,663	11.5%
Great Point Partners, LLC(3)	2,204,407	9.2%
Funds Affiliated with Janus Henderson Group(4)	1,617,216	6.8%
venBio Global Strategic Fund II, L.P.(5)	1,461,552	6.1%
First Manhattan Co.(6)	1,325,275	5.5%
Named Executive Officers and Directors:
Steven Basta(7)	771,339	3.2%
Kristine Ball(8)	105,073	*
Mary Spellman(9)	79,541	*
David McGirr(10)	16,230	*
Paul Berns (11)	16,230	*
Ted Ebel(13)	32,505	*
Aaron Royston, M.D.(5)(12)	—	—
Elisabeth Sandoval	—	—
Scott Whitcup, M.D.(14)	113,121	*
All current directors and executive officers as a group (10 persons)(15)	1,309,426	5.5%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)

The information reported is based on a Schedule 13G filed with the SEC on February 2, 2018, which reports that, as of January 29, 2018, (i) 3,524,541 shares are held by Vivo Capital Fund VIII, L.P. (“Vivo Capital”) and (ii) 486,695 shares are held by Vivo Capital Surplus Fund VIII, L.P. (“Vivo Surplus”). Vivo Capital VIII, LLC (“Vivo LLC”) is the general partner of both Vivo Capital and Vivo Surplus. The voting members of Vivo Capital are Frank Kung, Albert Cha, Edgar Engleman, Chen Yu and Shan Fu, none of whom has individual voting or investment power with respect to these shares, but each of whom may be deemed to have shared voting and dispositive power with respect to these shares and each of whom disclaims beneficial ownership of such shares. The address of Vivo Capital and Vivo Surplus is 505 Hamilton Ave, Suite 207, Palo Alto, CA 94301.

(2)

The information reported is based on a Form 4 filed with the SEC on January 29, 2018, which reports that, as of January 29, 2018, 2,761,663 shares are held by Remeditex Ventures, LLC (“Remeditex”). The address of Remeditex is 2727 North Harwood, Suite 200, Dallas, Texas 75201. John Creecy is the chief executive officer of Remeditex, and as such may be deemed to have shared voting and dispositive control over the shares held by Remeditex.

(3)

The information reported is based on a Schedule 13G filed with the SEC on February 14, 2019. BiomedicalValue Fund, L.P. (“BVF”) is the record owner of 670,139 shares of Common Stock (the “BVF Shares”). Great Point Partners, LLC (“Great Point”) is the investment manager of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Each of Dr. Jeffrey R. Jay, M.D. (“Dr. Jay”), as senior managing member of Great Point, and Mr. David Kroin (“Mr. Kroin”), as special managing member of Great Point, has voting and investment power with respect to the BVF Shares, and therefore may be deemed to be the beneficial owner of the BVF Shares.  Biomedical Offshore Value Fund, Ltd. (“BOVF”) is the record owner of 866,332 shares of common stock (the “BOVF Shares”). Great Point is the investment manager of BOVF, and by virtue of such status may be deemed to be the beneficial owner of the BOVF Shares. Each of Dr. Jay, as senior managing member of Great Point, and Mr. Kroin, as special managing member of Great Point, has voting and investment power with respect to the BOVF Shares, and therefore may be deemed to be the beneficial owner of the BOVF Shares.  GEF-SMA,LP (“GEF-SMA”) is the record owner of 667,936 shares of common stock (the “GEF-SMA Shares”). Great Point is the investment manager of GEF-SMA, and by virtue of such status may be deemed to be the beneficial owner of the GEF-SMA Shares. Each of Dr. Jay, as senior managing member of Great Point, and Mr. Kroin, as special managing member of Great Point, has voting and investment power with respect to the GEF-SMA Shares, and therefore may be deemed to be the beneficial owner of the GEF-SMA Shares.  Notwithstanding the above, Great Point, Dr. Jay and Mr. Kroin disclaim beneficial ownership of the BVF Shares, the BOVF Shares and the GEF-SMA Shares described above, except to the extent of their respective pecuniary interests. The address of Great Point Partners, LLC is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(4)

The information reported is based on a Schedule 13G filed with the SEC on February 12, 2019. Janus Henderson has an indirect 97.11% ownership stake in Intech Investment Management LLC ("Intech") and a 100% ownership stake in Janus Capital Management LLC ("Janus Capital"), Janus Capital International Limited ("JCIL"), Perkins Investment Management LLC ("Perkins"), Geneva Capital Management LLC ("Geneva"), Henderson Global Investors Limited ("HGIL") and Janus Henderson Global Investors Australia Institutional Funds Management Limited ("JHGIAIFML"), (each an "Asset Manager" and collectively as the "Asset Managers"). Due to the above ownership structure, holdings for the Asset Managers are aggregated. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 774,926 shares, or 3.4%, of the shares outstanding of common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, JCIL may be deemed to be the beneficial owner of 842,290 shares, or 3.6%, of the shares outstanding of common stock held by such Managed Portfolios. However, JCIL does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights The address of Janus Henderson Group is 201 Bishopsgate EC2M 3AE, United Kingdom.

(5)

The information reported is based on a Schedule 13D filed with the SEC on February 8, 2018, which reports that, as of January 29, 2018, 1,461,552 shares were held by venBio Global Strategic Fund II, L.P. (“venBio”). The address of venBio is 1700 Owens Street, Suite 595, San Francisco, California 94158. venBio Global Strategic GP II, L.P. (“venBio GP”) is the sole general partner of venBio. venBio Global Strategic GP II, Ltd. (“venBio Ltd.”) is the sole general partner of venBio GP. Robert Adelman and Corey Goodman are the directors of venBio Ltd. and may be deemed to have shared voting and dispositive control over the shares held by venBio. Dr. Royston is an affiliate of venBio and disclaims beneficial ownership in shares held by venBio except to the extent of any pecuniary interest therein.

(6)

The information reported is based on a Schedule 13G filed with the SEC on February 11, 2019, which reports that, as of Calendar Year 2018, 1,325,375 shares were held by First Manhattan Co.  The address of First Manhattan Co is 399 Park Avenue, New York, NY 10022.

(7)

Consists of (i) 18,535 shares of common stock, (ii) 252,085 shares of common stock held by The Shelter Trust under the Basta Revocable Trust (the “Shelter Trust”), (iii) 65,320 shares of common stock held by the Basta Revocable Trust dated August 4, 2017 (the “Basta Trust”), and (iv) 435,399 shares of common stock issuable upon the exercise of stock options within 60 days of April 15, 2019. As the trustee of each of the Shelter Trust and the Basta Trust, Mr. Basta has voting and investment power over the shares of common stock held by each of the Shelter Trust and the Basta Trust.

(8)	Consists of 105,073 shares of common stock issuable upon the exercise of stock options within 60 days of April 15, 2019.
(9)	Consists of 79,541 shares of common stock issuable upon the exercise of stock options within 60 days of April 15, 2019.
(10)	Consists of 16,230 shares of common stock issuable upon the exercise of stock options within 60 days of April 15, 2019.
(11)	Consists of 16,230 shares of common stock issuable upon the exercise of stock options within 60 days of April 15, 2019.
(12)	Dr. Royston is an affiliate of venBio, but disclaims beneficial ownership in shares held by venBio except to the extent of any pecuniary interest therein. See note (5) above.
(13)	Consists of (i) 12,355 shares of common stock, and (ii) 20,150 shares of common stock issuable upon the exercise of stock options within 60 days of April 15, 2019.
(14)	Consists of 113,121 shares of common stock issuable upon the exercise of stock options within 60 days of April 15, 2019.
(15)

Beneficial ownership consists of (i) 348,295 shares of common stock and (ii) 961,131 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 15, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of holdings and transactions in our common stock and our other securities with the SEC.  Officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Our directors, executive officers and beneficial owners of more than 10% of our common stock did not become subject to such Section 16(a) reporting requirements until January 29, 2018.

To our knowledge, based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to us or written representations that no Form 5 was required, we believe that during the fiscal year ended December 31, 2018, all filing requirements applicable to our executive officers and directors under the Exchange Act were met in a timely manner.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Menlo stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 200 Cardinal Way, 2nd floor, Redwood City, California 94063 or (3) request from the Company by calling 650-486-1416. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2018 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Menlo stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 200 Cardinal Way, 2nd floor, Redwood City, California 94063.

By Order of the Board of Directors

/s/ STEVEN L. BASTA
Steven L. Basta,
President and Chief Executive Officer

May 10, 2019

ANNUAL MEETING OF SHAREHOLDERS OF MENLO THERAPEUTICS INC. June 25, 2019 PROXY VOTING INSTRUCTIONS INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL -Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON -You may vote your shares in person by attending the Annual Meeting. GO GREEN -e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at -http://www.astproxyportal.com/ast/21994/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20230000000000001000 9 062519 Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To with hold authority to vote for any individual nominee(s), mark “FOR ALLEXCEPT” and fill in the circle next to each nominee you wish to with hold, as shown here: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. 1. Election of Directors: O Aaron Royston, M.D. Class I director O Elisabeth Sandoval Class I director FOR ALL NOMINEES WITH HOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below ) NOMINEES: FOR AGAINST ABSTAIN 2. Ratification of appointment of Mayer Hoffman McCann LLP as independent registered public accounting firm for fiscal year 2019. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

0 MENLO THERAPEUTICS INC. Proxy for Annual Meeting of Shareholders on June 25, 2019 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Kristine Ball and David Saul, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of MENLO THERAPEUTICS INC., to be held June 25, 2019 at 200 Cardinal Way, 2nd Floor, Redwood City, California 94603, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side.) 1.1 14475